EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT


Agreement made this 1st day of January 2004 by and between Viper Motorcycle Company with principal offices located at 5733 International Parkway, New Hope, Minnesota 55428 USA, (the "company") and John Lai residing at 3833 Ewing Avenue South, Minnesota 55410 USA, the Vice President and Director (the "employee").

WITNESSETH

       WHEREAS, the Employee oversees investor relations and corporate development activities, in accordance with the organization's objectives, and initiatives.

       WHEREAS, the company desires to utilize the services of the Employee in connection with its business.

       WHEREAS, this agreement supercedes any previous understanding between the two parties, written or oral.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

       1. The Company agrees to an employment agreement with Employee for a period of three (3) years.

              A. The Company agrees to pay Employee an annual salary of $60,000 with a 10% increase effective January 1, 2005, and 10% increase on January 1, 2006.

              B. The Company agrees to provide comprehensive medical insurance for Employee and his family.

              C. The Company will reimburse Employee for reasonable out-of-pocket expenses.

              D. The Company agrees to provide employee an automobile allowance of $500 monthly and will reimburse employee for reasonable automobile expenses.

       2. The term of this agreement shall be three years commencing on January 1, 2004. The laws of the State of Minnesota shall govern this agreement.

       3. If Employee's agreement is terminated without cause, Employee will be entitled to receive all fees earned to date plus Employee shall be entitled to cash severance fees in an amount equal to seventy-five (75%) of the fees which would otherwise have been earned and received had Employee continued at for one year. Cash severance fee shall be payable in monthly installments equal to seventy-five

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              (75%) of the Base monthly fee payments at termination until such amount has been paid so as to satisfy this provision.

       4. Employee shall agree to lock up all shares owned by Employee in the lockup agreement for Directors, Officers, and key Shareholders as required by Viper's underwriter of its initial public offering.

       5. Employee agrees to perform faithfully, industriously, and to the best of his ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Viper. Such duties shall be provided at such place(s) as the needs, business, or opportunities at Viper may require from time to time.

       6. Employee can terminate this agreement at any time and by the company with cause.

       7. Employee shall keep all company information, trade secrets, vendor contacts, and any other information material to the company strictly confidential at all times.

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement on the day and year first above written.





By:      /s/ John L. Fiebelkorn
    -----------------------------------

Its:     Chief Executive Officer
    -----------------------------------
         Viper Motorcycle Company





By:      /s/  John Lai
    -----------------------------------
         Employee





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